Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees of
CNI Charter Funds:

We consent to the use of our report dated November 25, 2009, incorporated herein by reference, for the CNI Charter Funds, comprised of the Large Cap Growth Equity Fund, the Large Cap Value Equity Fund, the RCB Small Cap Value Fund, the Multi-Asset Fund, the Corporate Bond Fund, the Government Bond Fund, the California Tax Exempt Bond Fund, the High Yield Bond Fund, the Prime Money Market Fund, the Government Money Market Fund, the California Tax Exempt Money Market Fund, the Opportunistic Value Fund, the Limited Maturity Fixed Income Fund, the Full Maturity Fixed Income Fund, the Balanced Fund, the Diversified Equity Fund, and the Socially Responsible Equity Fund as of September 30, 2009, and to the references to our firm under the heading “financial highlights” in the Prospectus and under the headings “Independent Registered Public Accounting Firm and Reports to Shareholders” and “Financial Statements” in the Statement of Additional Information.

Philadelphia, Pennsylvania
January 28, 2010